Cintas Corporation 8-K

Exhibit 5.3

Law Offices A Professional Service Corporation 701 Fifth Avenue, Suite 3600 Seattle, Washington 98104-7010 T (206) 622-8020 F (206) 467-8215

March 14, 2017

KeyBanc Capital Markets Inc.

J.P. Morgan Securities LLC

As Representatives of the several Underwriters

c/o KeyBanc Capital Markets Inc.

127 Public Square

Cleveland, OH 44114

Re:	The Notes and Guarantees (as defined below)

Ladies and Gentlemen:

We have acted as special local counsel to Cintas Corporation, a Washington corporation (the “Company”), in connection with the registered offering of the $650,000,000 aggregate principal amount of its 2.900% Senior Notes due 2022 (the “2022 Notes”), $1,000,000,000 aggregate principal amount of its 3.700% Senior Notes due 2027 (the “2027 Notes”) and $50,000,000 aggregate principal amount of its 3.250% Senior Notes due 2022 (collectively with the 2022 Notes and 2027 Notes, the “Notes”) of Cintas Corporation No. 2, a wholly owned subsidiary of the Company (the “Issuer”), together with the related guarantees of the Notes by the Company and certain subsidiaries of the Company (“subsidiary guarantors”). The Notes will be issued (a) pursuant to that certain indenture, dated as of May 28, 2002 (the “Base Indenture”), by and among the Company, the Issuer, the guarantors party thereto, and U.S. Bank National Association (as successor trustee to Wachovia Bank, National Association), as trustee (the “Trustee”), as amended and supplemented by a supplemental indenture, dated as of November 8, 2010 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among the Issuer, the Company, the subsidiary guarantor parties thereto and the Trustee, according to terms to be established in a Board Resolution of the Company (as defined in the Indenture) and as set forth in an Officers’ Certificate (as defined in the Indenture). The Notes will be guaranteed by the Company and subsidiary guarantors pursuant to guarantees in the form incorporated within the Officers’ Certificate (collectively, the “Guarantee”).

The law covered by the opinions expressed herein is limited to the laws of the State of Washington and the federal laws of the United States of America.

A.	Documents and Matters Examined

In connection with this opinion letter, we have examined originals or copies of such documents, records, certificates of public officials and certificates of officers and representatives of the Company as we have considered necessary to provide a basis for the opinions expressed herein, including the following:

A-1.	the Indenture;

A-2.	the form of Guarantee;

A-3.	the Board Resolution of the Company, dated March 3, 2017;

A-4.	the Officers’ Certificate of the Company, dated March 14, 2017;

A-5.	the Washington Officer’s Certificate of the Company, dated March 14, 2017;

Cintas Corporation

March 14, 2017

  A-6.

Copies of the Articles of Incorporation of the Company, as amended from time to time, and the Amended and Restated Bylaws, effective October 14, 2008 of the Company; and

  A-7.

Copy of the Certificate of Existence of the Company issued by the Washington Secretary of State, dated February 28, 2017;

The documents listed in A-1 through A-2 are collectively referred to herein as the “Transaction Documents.” The documents listed in A-1 through A-5 are collectively referred to herein as the “Offering Documents.” The documents listed A-1 through A-7 are collectively referred to as the “Company Documents.”

As to matters of fact material to the opinions expressed herein, we have relied on (a) information in Company documents available in public record databases (and all opinions based on such publicly available documents are as of the date of such publicly available documents and not as of the date of this opinion letter), (b) information provided in certificates of officers/representatives of the Company, (c) the representations and warranties of the Company in the Company Documents, and (d) information provided in the Company Documents. We have not independently verified the facts so relied on.

B.

Assumptions

For purposes of this opinion letter, we have relied on the following assumptions, without investigation:

B-1.

Original documents reviewed by us are authentic, copies of original documents reviewed by us conform to the originals, all signatures on executed documents are genuine, and that all natural persons executing the documents are legally competent to do so.

B-2.

All parties had and have sufficient legal capacity and authority to perform their functions with respect to the Offering Documents and the transaction contemplated by the Offering Documents (the “Transaction”).

B-3.

The Notes offering is within the authority of the Issuer to make, and each Offering Document has been duly authorized, executed, and delivered by the Issuer and all parties thereto other than the Company.

B-4.

That the Issuer will perform its obligations under the Transaction Documents in good faith and in a commercially reasonable manner.

B-5.

That has been no mutual mistake of fact or misunderstanding, there exists no fraud, duress, or undue influence with respect to the agreements and obligations contemplated by the Transaction Documents, and there are no agreements or understandings, verbal or written, by and among the Issuer, the underwriters, and the Company which would modify or affect the obligations of the Company under the Transaction Documents.

B-6.

All exhibits referred to in the Offering Documents are accurate and have been properly completed and attached. There is no document or other information which has not been furnished to us which would materially alter, modify or amend the Offering Documents.

B-7.

That there exists valid and lawful consideration for the parties to enter into each of the Transaction Documents to which they are a party. All conditions precedent to closing the Transaction have been satisfied or waived.

B-8

That each party to the Transaction (other than the Company) has complied and will comply with all legal requirements pertaining to the Transaction Documents.

B-9

That the Company will obtain all permits and governmental approvals required in the future, and take all actions similarly required, relevant to subsequent consummation of the Transaction or performance of the Transaction Documents.

Cintas Corporation

March 14, 2017

With your consent, we have not undertaken any independent factual investigation other than the review of the documents described or listed above. In rendering the opinions set forth herein, we have relied, with your consent, as to factual matters, solely upon information in public authority documents and the representations set forth in the Company Documents to the extent we deemed appropriate. We have relied on the information in the publicly available documents, as well as the factual representations in the Company Documents, as being accurate. We have accepted as true all matters certified or confirmed to us as being true to the knowledge of the individuals certifying or confirming such matters.

C.

Opinions

Based on the foregoing and subject to the qualifications and exclusions stated below, we express the following opinions:

C-1.

The Company is a corporation validly existing under Washington law.

C-2.

The Company had, on the relevant dates, (a) all necessary corporate power to execute and deliver the Guarantee and has the power to perform its obligations under the Guarantee, and (b) taken all corporate action necessary to authorize the execution, delivery and performance of the Guarantee.

C-3.

As of the date above, the execution, delivery, performance and compliance with the terms and provisions of the Guarantee by the Company do not violate or conflict with the laws of the State of Washington or the terms and provisions of the Articles of Incorporation or the Amended and Restated Bylaws of the Company.

D.

Qualifications; Exclusions

D-1 The opinions expressed herein are subject to bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer, and other similar laws affecting the rights and remedies of creditors and guarantors generally and general principles of equity.

D-2.

We express no opinion as to the effect, if any, that one or more of the following matters may have on the opinions expressed herein:

(a)

federal securities laws and regulations administered by the Securities and Exchange Commission, state “blue sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;

(b)

federal and state laws and regulations dealing with (i) antitrust and unfair competition; (ii) filing and notice requirements (e.g., Hart-Scott-Rodino), other than requirements applicable to charter-related documents such as a certificate of merger; (iii) environmental matters; (iv) land use and subdivisions; (v) tax; (vi) patents, copyrights, trademarks and intellectual property; (vii) racketeering; (viii) health and safety; (ix) labor and employment; (x) national and local emergencies; (xi) possible judicial deference to acts of sovereign states; (xii) criminal and civil forfeiture; (xiii) statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); and (xiv) regulation of lenders or the conduct of the business of lenders and that may relate to the Transaction Documents or the Transaction;

Cintas Corporation

March 14, 2017

(c)

Federal Reserve Board margin regulations;

(d)

compliance with fiduciary duty requirements;

(e)

the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, cities, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level), and judicial decisions to the extent that they deal with any of the foregoing;

(f)

fraudulent transfer and fraudulent conveyance laws; and

(g)

pension and employee benefit laws and regulations.

D-3.

We express no opinion with respect to any document other than the Guarantee, and express no opinion as to the validity or enforceability of any document, including but not limited to, the Offering Documents.

D-4.

For purposes of expressing the opinions herein, we have examined laws of the State of Washington and our opinions are limited to such laws. We call your attention to the fact that each Transaction Document states that it is governed by New York law and that we are not rendering any opinion with respect to New York law. We have not reviewed, nor are our opinions in any way predicated on an examination of, the laws of any other jurisdiction, and we expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

D-5.

We express no opinion as to the accuracy, completeness or sufficiency of any information contained in any filings with the Securities and Exchange Commission or any state securities regulatory agency.

The opinions expressed herein (a) are limited to matters expressly stated herein, and no other opinions may be implied or inferred, and (b) are as of the date hereof (except as otherwise noted above). This opinion letter is delivered without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion, or information confirmed in this opinion letter. We disclaim any undertaking or obligation to update these opinions for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention.

Cintas Corporation

March 14, 2017

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3, as amended (Registration No. 333-216462), filed to effect the registration of the Notes and the Guarantees under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are “experts” within the meaning of Section 11 of the Act or included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. We disclaim liability as an expert under the securities laws of the United States or any other jurisdiction.

Very truly yours,

/s/ Carney Badley Spellman, P.S.

CARNEY BADLEY SPELLMAN, P.S.

Pursuant to U.S. Treasury Circular 230, this communication is not intended or written by Carney Badley Spellman, P.S. to be used, and it may not be used by you or any other person or entity, for the purpose of (i) avoiding any penalties that may be imposed on you or any other person or entity under the United States Internal Revenue Code, or (ii) promoting, marketing, or recommending to another party any transaction or matter that is addressed herein.